Exhibit 10.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (“Third Amendment”) is entered into by and between 1444 Partners, Ltd., a California limited partnership (“Landlord”), and Guess ?, Inc., a Delaware corporation (“Tenant”), and shall be effective as of August 2, 2015 with reference to the following facts:
1.    Landlord and Tenant entered into that certain Lease dated July 29, 1992 (“Original Lease”);
2.    The Original Lease was amended by First Amendment to Lease effective as of July 30, 2008 and Second Amendment to Lease effective as of August 12, 2010, which modify the provisions of the Lease as set forth therein (collectively, the First and Second Amendments with the Original Lease, the “Lease”);
3.     Due to excess capacity, Tenant desires to return a portion of the Premises to Landlord and Landlord has agreed to take back a portion of the Premises in the amount of 13,070 square feet (the “Take-Back Portion”); and
4.    Landlord and Tenant desire to further modify the Lease as hereinafter set forth.
NOW, THEREFORE, in consideration of the covenants and agreements contained in this Third Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.    Section 1.01 of the Lease is amended by replacing the number “354,809” with “341,739.”
2.    Section 3.01 of the Lease shall be adjusted by reducing the current Minimum Rent payable by Tenant by four and eleven one-hundredths percent (4.11%). This reduction represents the rent for the Take-Back Portion.
3.    Section 4.01 of the Lease shall be revised by adding “ninety-five and eighty nine one-hundredths percent (95.89%) of” in front of “all” in the first sentence and adding the following as new second and third sentences:
“Tenant shall pay (on behalf of Landlord) directly to the appropriate taxing authority Landlord’s four and eleven one-hundredths percent (4.11%) of all taxes, as defined below, that shall accrue on or after August 2, 2015 (“Landlord’s Tax Share”). Landlord’s Tax Share shall be deducted from the following month’s (or months’) Minimum Rent payable from Tenant to Landlord (or the final month’s Minimum Rent upon lease termination date).”

4.    Section 4.03 of the Lease shall be revised by adding “ninety-five and eighty nine one-hundredths percent (95.89%) of” in front of “all” in the first sentence and adding the following as a new second sentence:
“Tenant shall pay (on behalf of Landlord) directly to the appropriate governmental authority, Landlord’s four and eleven one-hundredths percent (4.11%) of all other taxes, if any, that may accrue on or after August 2, 2015 (“Landlord’s Other Tax Share”). Landlord’s Other Tax Share shall be deducted from the following month’s (or months’) Minimum Rent payable from Tenant to Landlord (or final month’s Minimum Rent upon lease termination date).”
5.    Section 11.01 of the Lease shall be revised by adding the following paragraph at the end of the section:
“Notwithstanding the foregoing, Building 4 of the Premises (“Building 4”) is separately metered for utilities. Landlord shall pay One Thousand Six Hundred dollars ($1,600) per month to compensate Tenant for a portion of the separately metered charges for Building 4 (which includes gas, electricity, water and fire) that shall accrue on or after August 2, 2015 (“Landlord’s Utility Share”). Landlord’s Utility Share shall be deducted from the following month’s Minimum Rent payable from Tenant to Landlord (or final month’s Minimum Rent upon lease termination date).”
6.     Tenant shall provide Landlord with reasonable access during normal business hours to the Take-Back Portion.
7.     Landlord shall maintain, at Landlord’s expense, comprehensive insurance (including but not limited to liability and personal property) covering the Take-Back Portion of the Premises and any contents therein.
8.    Landlord shall indemnify, defend and hold Tenant harmless from and against any liability or expense (including attorneys’ fees and cost of defense) for any damage or injury to persons or property in or about the Take-Back Portion which may result from the use or occupation of the Take-Back Portion by Landlord, its agents, employees, invitees, licensees, concessionaires or other persons claiming under Landlord or from any breach or default by Landlord in its obligations relating to the Take-Back Portion. The foregoing indemnification shall not extend to damage or injury which is proximately caused and due solely to the gross negligence or intentional misconduct or intentional acts of Tenant, its agents, employees or contractors.
9.     The Take-Back Portion provisions of this Third Amendment may be terminated by Landlord or Tenant upon ninety (90) days’ prior written notice. After the ninety (90) day notice period, Landlord shall return the Take-Back Portion to Tenant and Tenant shall be responsible for one hundred percent (100%) of all charges under the Lease.

10.    The Lease, as expressly modified pursuant to this Third Amendment, is hereby affirmed and shall continue in full force and effect in accordance with the terms thereof. Any existing or future reference to the Lease and any document or instrument delivered in connection with the Lease shall be deemed to be a reference to the Lease modified by this Third Amendment. To the extent that anything in this Third Amendment is inconsistent with any provision contained in the Lease, this Third Amendment shall be deemed to control.
11.    Capitalized terms used herein but not otherwise defined in this Third Amendment shall have the respective meanings ascribed to them in the Lease.
12.    This Third Amendment may be executed in any number of counterparts, each of which, when taken together, shall constitute one and the same instrument.
13.    This Third Amendment shall be governed by and construed in accordance with the laws of the State of California.
IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Third Amendment on August 24, 2015.

LANDLORD:		TENANT:

1444 Partners, Ltd.		Guess ?, Inc.
a California limited partnership		a Delaware corporation

By:	Alameda Associates, Inc.
	a California corporation	By:	/s/ SANDEEP REDDY
		Name:	Sandeep Reddy
Its:	General Partner	Its:	Chief Financial Officer

By:	/s/ MAURICE MARCIANO
Name:
Its:

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